                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)
                                            ---

                        Primus Knowledge Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            Common Stock No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74163Q100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

-------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 74163Q100                13G                        Page 2 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Investment Partners VI, Limited Partnership
     06-1412578

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,027,625 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,027,625 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,027,625 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.70 %
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 74163Q100                13G                        Page 3 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,027,625 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,027,625 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,027,625 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.70%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                        Page 4 of 25 pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       392 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    392 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     392 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                        Page 5 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       392 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    392 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     392 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 00950H102                13G                        Page 6 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Investment Partners VII, Limited Partnership
     06-1477520
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       423,262 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    423,262 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     423,262 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     2.35%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 00950H102                13G                        Page 7 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Associates VII, LLC
     06-1490960
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       423,262 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    423,262 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     423,262 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     2.35%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 00950H102                13G                        Page 8 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VII Affiliates Fund, Limited Partnership
     06-6443681
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       10,630 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    10,630 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     10,630 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.06%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 00950H102                13G                        Page 9 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VII Affiliates, LLC
     06-1490961
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       10,630 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    10,630 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     10,630 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.06%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 10 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 11 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 12 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 13 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 14 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 74163Q100                13G                       Page 15 of 25 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,461,909 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,461,909 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                                                             Page 16 of 25 pages

                                  Schedule 13G
                                Amendment No. 1*
                                  Common Stock
                               CUSIP No. 74163Q100

ITEM 1

    (a)   Name of Issuer

          Primus Knowledge Solutions, Inc.
          ---------------------------------------------------------------------

    (b)   Address of Issuer's Principal Executive Offices

          1601 Fifth Avenue, Suite 1900
          Seattle, Washington 98101
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

          Oak Investment Partners VI, Limited Partnership
          Oak Associates VI, LLC
          Oak VI Affiliates Fund, Limited Partnership
          Oak VI Affiliates, LLC
          Oak Investment Partners VII, Limited Partnership
          Oak Associates VII, LLC
          Oak VII Affiliates Fund, Limited Partnership
          Oak VII Affiliates, LLC
          Oak Management Corporation
          Bandel L. Carano
          Gerald R. Gallagher
          Edward F. Glassmeyer
          Fredric W. Harman
          Ann H. Lamont
          ---------------------------------------------------------------------

    (b)   Address of Principal Business Office or, if none, Residence

          c/o Oak Management Corporation
          One Gorham Island
          Westport, CT 06880
          ---------------------------------------------------------------------

    (c)   Citizenship

          Please refer to Item 4 on each cover sheet for each filing person
          ---------------------------------------------------------------------

    (d)   Title of Class of Securities

          Common stock
          ---------------------------------------------------------------------

                                                             Page 17 of 25 pages

    (e)   CUSIP Number

          74163Q100
          ---------------------------------------------------------------------

ITEM 3.    Not Applicable.

ITEM 4.    OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 18,010,630 shares outstanding as of November 8, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 8,143 shares of common stock, 190 shares of common stock, 2,875 shares of common stock and 72 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

                                                             Page 18 of 25 pages


ITEM 10. CERTIFICATIONS

      Not applicable

                                                             Page 19 of 25 pages


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2001
                                       ----------------------------------------
                                                         Date

     Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation


                                   By:      /s/ Edward F. Glassmeyer
                                            ------------------------
                                            Edward F. Glassmeyer, as
                                            General Partner or
                                            Managing Member or as
                                            Attorney-in-fact for the
                                            above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                   By:      /s/ Edward F. Glassmeyer
                                            ------------------------
                                            Edward F. Glassmeyer,
                                            Individually and as
                                            Attorney-in-fact for the
                                            above-listed individuals

                                                             Page 20 of 25 pages

                                INDEX TO EXHIBITS
                                -----------------


                                                        PAGE
                                                        ----
EXHIBIT A       Agreement of Reporting Persons           21

EXHIBIT B       Power of Attorney                        22